Exhibit 4.6

TRUST DEED

THIS INDENTURE made at Bengaluru this 15th day of May 2019 between INFOSYS LIMITED, a Company incorporated under the Indian Companies Act, 1956 and having its Registered Office at Plot No. 44, Electronics City, Hosur Road, Bengaluru, Karnataka - 560100 (hereinafter referred to as “the Settlor” and this expression unless it be repugnant to the context or meaning thereof, shall include its successors and assigns) of the One Part and MR. JAYESH DHANVANTKUMAR SANGHRAJKA, MR. SUNIL KUMAR DHARESHWAR, MR. KRISHNAMURTHY SHANKAR all of Bengaluru, Karnataka (hereinafter referred to as “the Trustees”) of the other Part.

WHEREAS

A)

The Settlor is desirous to promote the welfare of employees (as defined hereinafter) by providing employees an opportunity to participate in the growth or prosperity of the Settlor through issue of shares or other securities or warrants which would entitle such employees to apply for shares of the company through the Settlor’s Scheme or through any other means,

B)

In furtherance of the Settlor’s aforesaid desire and for implementation of the Settlor’s Expanded Stock Ownership Program 2019, the Settlor has decided to create an irrevocable Trust as hereinafter mentioned.

C)	The Trustees have consented to act as the first Trustees of these presents and to accept the trust under these presents as is testified by their being parties to and executing this Deed.

NOW THIS INDENTURE WITNESSETH AS FOLLOWS:

1.	In these presents unless there is anything repugnant to the subject or context thereof: -
(a)	The expression “the Settlor” shall mean INFOSYS LIMITED and shall include its successors and assigns.
(b)

The expression “the Trustees” shall mean the party of the other part and include the Trustees for the time being and from time to time nominated/appointed under these presents and the survivor or survivors of them.

(c)	The expression “Employee” shall mean so far as the Scheme is concerned, employee as defined under the said Scheme.

(d)

The expression “the Beneficiaries” shall mean any employee as defined in the Scheme and any other employee of the Settlor as the Settlor may specify to the Trustees. The rights and obligations of the Beneficiaries shall be as laid down under the Scheme administered by the Trust, and under applicable law.

(e)	Scheme shall mean the employee benefits schemes adopted by the Settlor, including (subject to obtaining the requisite approvals) the Infosys Expanded Stock Ownership Program 2019.
2.

For effectuating the said desire and in consideration of these premises, the Settlor doth hereby declare that it has pursuant to the unanimous resolution of its Board of Directors passed at their meeting held on May 15, 2019 at its registered office at Plot No. 44, Electronics City, Hosur Road, Bengaluru, Karnataka - 560100 constituted a Trust and prior to the execution of these presents, handed over to the Trustees the sum of             Rs. 1000 (Rupees thousand only) and all the estate, rights, title, interest property, claim, and demand whatsoever at law and in equity of the Settlor in and to the said sum TO HAVE, HOLD, RECEIVE AND TAKE the same unto the Trustees for ever, upon the trusts and with and subject to the powers, provisions, agreements and declarations hereinafter appearing and contained of and concerning the same.

3.

The Trustees shall henceforth hold and stand possessed of the said sum (hereinafter for brevity’s sake referred to as “the Trust Fund” which expression shall unless repugnant to the subject or context also include any other property and approved investments whatever into which the same or any part thereof may be converted, invested or varied from time to time and those which may be acquired by the Trustees or come to their hands by virtue of these presents or by operation of law or otherwise howsoever in relation to these presents including all donations, gifts, bequests and legacies either in cash or other properties movable or immovable or otherwise, howsoever which may be received by the Trustees from time to time for the purpose of these presents and all accretions thereto and income including capital gains arising there from or related thereto) settled upon the trust and with and subject to the powers, provisions, agreements and declarations hereinafter declared and contained of and concerning the same.

4.	The Trust shall be named as Infosys Expanded Stock Ownership Trust.

5.	The Principal Office of the said Trust shall be Electronics City, Hosur Road, Bengaluru, Karnataka - 560100 or at such other place in India as the Trustees may from time to time decide.

6.

The Trustees shall hold the Trust Fund and any further sums which may be paid under any future Deed or Covenant or otherwise Upon Trust at their discretion to pay or apply the same to or for the benefit of all the beneficiaries or any one or more of them to the exclusion of the other or others in such share in such manner in all respects as the trustees in their absolute discretion may think fit, provided always that the Trustees may at their absolute discretion postpone the application of the whole or any part of the same including income received at any particular time and apply the same at a later time.

7.

The Trustees undertake to act in the interest of the Beneficiaries of the Trust and subject to the provisions of applicable law, the Trustees will not act in any manner or include any provision in the Deed that would be detrimental to the interests of the Beneficiaries.

8.	Without detracting in any way from the generality of the foregoing purposes for the benefit of which, the Trust Fund may be applied, the purposes shall include:

(a)

Dealing in (which includes acquisition, holding, disposition and appropriation) shares, warrants or other securities of the Settlor for the purpose of implementing the Settlor’s Scheme and upon such terms and conditions as the Settlor may from time to time specify, including by way of secondary acquisition of Settlor’s equity shares on the platform of a recognized stock exchange.

Instead of meeting such expenditure directly, the Trustees shall also have the power to reimburse the same where the Beneficiaries have already incurred the same.

9.

In the event of any Beneficiary ceasing to be in the service or employment (for any reason whatsoever) of the Settlor, he shall ipso facto cease to be a Beneficiary under these presents unless otherwise decided by the Settlor or the Trustees.

10.

The Trustees may at any time invite and receive or without such invitation receive any voluntary contributions or donations or loans/advances/deposits, whether refundable or not, from the Settlor and other persons for all or any of the objects and purposes mentioned above and for all or any class or beneficiaries provided that they are not inconsistent with any of the objects of the said Trust. Any such donation or loans/advance/deposit may be accepted either with or without any special conditions as may be agreed upon between the Donor and/or Lender and the Trustees provided that such conditions are not inconsistent with the intents and purposes of these presents. All such contributions shall be treated as forming part of the Trust Fund being the subject matter of these presents and be applied accordingly, and the Settlors do direct that it shall always be for the Trustees in their absolute discretion to decide whether they should invite or accept any such donation or grant or loans/advance /deposit as a foresaid and they shall be at liberty to refuse any donation or loans/advance/deposit without giving any reason for such refusal.

11.

Subject to applicable law, the Trust will be valid for the validity period of the Scheme or any other schemes that may be administered by the Trust from time to time. Provided that the Trustee may at any time at their discretion and irrespective of whether any of the Trusts or objects set out herein are fulfilled or not, decide dissolve the Trust by a resolution in writing and in such a case the Trust shall stand dissolved in accordance with the decision of the Trustees. Provided also that the Trustees shall be and are hereby empowered on such dissolution to make any arrangement for the matters relating to or arising from the Trust and are also empowered to distribute or provide for the distribution of the Trust Fund to any one or more or all of the beneficiaries in equal or any other proportion and on such terms and conditions as the Trustees may in their absolute discretion deem fit,

(a)	The number of trustees of the said trust shall not exceed more than 12 or such other number as the Settlor may decide from it time to time, if the trustees are individual trustees.
(b)	A person shall not be appointed as a trustee, if he is not eligible to be so under applicable law.

(c)

The continuance of the trustee in such capacity shall be at the discretion of the Settlor and his appointment as trustee shall forthwith be cancelled and his office vacated on receipt of written intimation from the Settlor to this effect thereof by the continuing trustee/s.

(d)

If the office of the Trustee is vacated either by death, insanity, insolvency, resignation, refusal or neglect to act as a trustee or on his becoming incapable or unfit to act in trust of these presents or as a result of written intimation to this effect from the Settlor as per Clause (c) above, the resulting vacancy shall be filled by person/s nominated by the Settlor. Further, in addition to (and not in derogation of ) what is stated herein, any appointment of a Trustee shall be shall be made only once the person proposed to be appointed as the Trustee is nominated by the Settlor.

(e)

If the Settlor or any other Company/equity into which the said Settlor is amalgamated or merged, ceases to exist on account of winding up or dissolution or otherwise then and in such an event the individual trustees of the trust shall step into the place of the Settlor in these presents and such individual trustees shall jointly exercise or fulfil as the case maybe, the right and obligations laid out on the Settlor in these presents.

(f)

The Settlor shall have the right to appoint itself as the sole Corporate Trustee of these presents at any point of time hereinafter by sending a written intimation to this effect and each of the then Trustees at their usual address in India or their last known address and in such an event, the office of the individual trustees shall forthwith stand vacated and the Settlor shall for all intents and purpose be the only Trustee under these presents.

(g)

Consequent to (f) above, clause (d) hereof, clauses 14, 15, 16 and 17 and any other clauses of these presents referring to action by the majority of Trustees or by more than one Trustee shall not be applicable in the event of there being a sole corporate Trustee.

(h)

Upon any appointment or reappointment of a new or additional trustee as aforesaid, the Trust Fund shall if and so far as may be necessary or be required, be transferred so that the same may be vested in the Trustees for the time being or such of them (but in the case of there being more than one individual Trustee not being less than two Trustees) as the Trustees consider proper and upon every such reappointment the new or additional Trustee may, whether the Trust Fund shall have been vested in him or not, act or assist in the execution of the trusts and powers of these presents and shall have the same powers, authorities and discretions as if he had been originally appointed a Trustee of these presents.

(i)

Without prejudice to any other provisions of law, a Trustee of the said Trust shall stand discharged from his office of Trustee on his tendering his resignation of his office in writing or on the happening of any the events mentioned in such clause (c) above.

(j)	The Trustees as on date of the Trust Deed are:

•	Jayesh Dhanvantkumar Sanghrajka, aged 45 years, an Indian citizen,

residing at C2-402, L and South city, Bannerghatta Road, Bengaluru – 560076, Karnataka;
•	Sunil Kumar Dhareshwar, aged 44 years, an Indian citizen, residing at 817 Shree Shakthi C N Halli, Mahadeshwara Layout R T Nagar, Bengaluru - 560032, Karnataka; and
•	Krishnamurthy Shankar, aged 56 years, an Indian citizen, residing at #G-509 Raheja Residency 3rd Block, 7th Cross, Koramangala Agara, Bengaluru - 560034, Karnataka.

(k)

The Trust shall maintain a register of Trustees and at the time of appointment of every Trustee, the register of Trustees shall be updated with the full name, age, address and profession of such Trustee and record the date on which a Trustee is appointed as a Trustee and also ceases to act as a Trustee.

12.

Subject to the provisions of Clause 17 and 20, it shall be lawful for the Trustees from time to time to frame such Rules and regulations for the management and administration of the said Trust as they shall think fit and to add, alter, amend, substitute or vary the same and to make new rules and regulations provided that such rules and regulations shall not be inconsistent with the objects and interests of the said Trust or with any provisions which may be specified by the Securities and Exchange Board of India (“SEBI”) in this regard.

13.
(a)	The Trustees shall be entitled to form one or more Committees forth the management and administration of the Trust and to frame rules and regulations therefore.
(b)	The Committees aforesaid shall consist of
(i)	any or all of the Trustees;
(ii)	such number of Beneficiaries as may be selected by the Trustees;
(iii)	any of all of the Trustees and such number of Beneficiaries as may be selected by the Trustees.
(c)

The Committees aforesaid shall be entitled to make recommendations to the Trustees with reference to the management and administration of the trust, the particular object and beneficiaries for and in respect of which the trust funds shall be utilised from time to time and any other matters related to or connected therewith.

(d)	The Committee/s aforesaid shall be known as the ‘General Management Committee’ or the “Board of General Management” or by such other name or names as the Trustees may think fit.

14.
(a)

Subject to the provisions of Clause 12 hereof, the Trustees shall form and regulate their own procedure relating to meetings of the Board of Trustees and the quorum of any such meeting shall be three Trustees present in person, The Trustees shall, except with reference to the requirements of quorum, be entitled from time to time to alter or change their procedure as framed or regulated.

(b)

A meeting of the Trustees for the time being at which a quorum is present shall be competent to exercise all or any of the powers, authorities and discretions by or under the said Trust, vested in the Trustees or otherwise exercisable by them.

(c)

The Trustees may from time to time elect from among the Trustees of these presents, a Chairman of the Board of Trustees and determine the period for which he is to hold office. If at any meeting of the Trustees the Chairman is not present within fifteen minutes of the time appointed for holding the same, the Trustees present may choose one of these members to be the Chairman of the Meeting. The Chairman shall preside at all meetings of the trustees.

15.

Subject to the provisions of Clauses 17 and 20, no resolution shall be deemed to have been duly passed by the Trustees by circulation unless the resolution has been circulated in draft together with the necessary papers (if any) to all the Trustees, at their usual address in India and has been approved by the Trustees, or by a majority of them.

16.

Subject to the provisions of Clauses 17 and 20, hereof, in case of difference of opinion arising among the Trustees and in all matters wherein the Trustee shall have a discretionary power, the votes of the majority of the Trustee/s, for the time being in the matter shall prevail and shall be binding on all the Trustees including the Trustees who may not have voted; Provided however that if as a result of any Trustees not having voted the Trustees shall be equally divided in opinion the matter shall be decided according to the casting vote of the Chairman of the Board of Trustees or the Chairman of the meeting as the case may be.

17.

If the office of the Trustee or Trustees is vacated as contemplated in Clause 11 hereof, the remaining Trustees shall, until such time as the vacancy or vacancies is filled be entitled to exercise all the powers whether discretionary or otherwise vested in the Trustees and the execution of the Trust declared herein and during such period the provisions of Clauses 13, 15, 16 and 17 shall govern the remaining trustees so far as the same are applicable. Until such vacancy has been filled in the quorum for the meetings of the Board of trustees shall be three provided in case there is only one continuing trustee, he shall be deemed to constitute the quorum for a meeting of the Trustees to exercise all the powers referred to above.

18.

The Trustees shall keep or cause to be kept a Minute Book of their proceedings and proper books of account and the accounts shall be audited annually by Chartered Accountant/s as Auditors. In the event the Trust adopts or implements various Schemes, the Trust shall maintain separate books of account for each Scheme.

19.

The Trustees shall be entitled from time to time to open, operate and maintain a banking account or accounts in the name of said Trust or in the names of the Trustees or such two or more of them at such Bank or Banks as they may from time to time decide and may at any time pay or cause to be paid or withdraw any moneys forming part of the Trust Fund or the income thereof to the credit of any such account or accounts and either by way of fixed deposit or current account or safe custody account or any other account whatever.

20.

Notwithstanding anything contained in these presents, the Trustees shall at their discretion invest the Trust Fund and all moneys in their hands which may require investment in Equity shares of the Settlor from time to time at their absolute discretion to convert or vary any investments and securities held by the Trustees into or for others of the character hereby authorized in the forms or modes specified in Sub-section 5 of Section 11 of the Income Tax Act 1961 or any other provision as applicable from time to time.

21.	The trustees shall not vote in respect of the shares held by the Trust, so as to avoid any misuse arising out of exercising such voting rights.

22.

In relation to the secondary acquisitions that may be undertaken for the purpose of the scheme(s), the trustees shall ensure compliance with provisions of regulations as may be prescribed by SEBI and other applicable law in this regard.

23.

It shall be lawful for the Trustees to borrow or raise money and/or secure the repayment of any moneys borrowed by way of pledge, hypothecation, charge of mortgage of any part of the movable or immovable properties comprised in the Trust Fund on such terms and conditions as the Trustees may think fit.

24.

The Trustees shall at their absolute discretion by a unanimous vote of the all Trustees (and not only of those present and voting at a meeting or on circular resolution) at such time end from time to time, sell by public auction or private contract or exchange or transfer or assign or grant lease or sub-lease for any term however long or otherwise dispose of or permit to be used at such rent, compensation or fee all or any part of the Trust Fund including the immovable properties comprised therein and on such terms and conditions related to title or otherwise and in full respects as they may think proper and to rescind or vary any contract for sale, exchange, transfer, assignment, lease or other disposition and to resell the same or enter into a fresh contract for sale, exchange, transfer, assignment, lease or other disposition without being answerable for any loss or damages occasioned thereby and for such purposes to execute all necessary conveyances, deeds or exchange assignments, transfers, leases, sub-leases, counterparts and other assurances, indemnities, agreements, covenants and other documents in writing and paper and to pass give and execute necessary receipts, releases and discharges for the consideration moneys relating thereto. All moneys arising from any such transfer or other assurance shall be deemed to be part of the Trust Fund and shall be applicable accordingly.

25.

Upon any sale or other transfer by the Trustees under the power aforesaid, the purchasers or transferees dealing bonafide with the Trustees shall not be concerned to see or inquire whether the occasion for executing or exercising such power has arisen or whether the provision as to the appointment and retirement of Trustees herein contained have been properly and regularly observed and performed. Neither shall the purchasers or transferees be concerned to see to the application of the purchase moneys or other considerations, or be answerable for the loss, misapplication or non-application thereof.

26.	The Trust shall transfer/ deal in the Company’s equity shares strictly as per applicable law.

27.	The Trust shall be required to make disclosures and comply with the other requirements applicable to it under regulations prescribed by SEBI or other applicable law.

28.	The receipt of the Corporate Trustees or of any Trustee/s or any sole individual trustee for the income of the Trust Fund or for any documents of title or securities, papers or other documents or any other moneys or property forming part of the Trust Fund shall be sufficient and shall effectually discharge the person or persons paying, giving or transferring the same from being bound to see to the application or being answerable for the loss, misapplication or non-application thereof.

29.

The Trustees may from time to time appoint one or more employees and servants as the Trustees may deem expedient and fix their remuneration. The Trustees shall also have power to fund and maintain provident funds, gratuity fund, pension and other funds for any employees and make rules and regulations (with power to add, to alter, amend, vary or substitute the same or any of them) regarding the payment thereof.

30.

The Trustees shall, have the power at their discretion instead of acting personally to employ and pay any agent (including Banks) to transact any business or to do any act whatsoever ln relation to the said Trust including receipt and payment of money without being liable for loss and shall be entitled to be allowed and paid such charges incurred thereby.

31.

It shall be lawful for the Trustees to settle all accounts and to compromise, compound or refer to arbitration any action, proceedings, disputes, claims demands or things relating to any matter in connection with the said Trust and to do all other things proper for such purpose without being responsible for any loss occasioned thereby.

32.

The Trustees shall have the power to determine in case of doubt whether any money of property shall for the purpose of this Trust be considered as capital or income, and whether out of the capital or income any expenses or outgoings shall be ought to be paid or borne and any/every such determination shall be binding and conclusive provided that nothing herein contained shall be deemed to authorise the Trustees to spend the income or corpus of the Trust Fund for any purpose not authorised by these presents.

33.

The Trustees shall be respectively chargeable only for such trust funds and income including money, stocks, funds, shares and securities as they shall actually receive notwithstanding their respectively signing any receipt for the sake of conformity and shall be answerable and accountable only for their own acts, receipts, neglects or defaults and not for those of the other or others of them nor for any Banker, broker, auctioneer or agent or any other persons with whom or into whose hands any Trust Fund or Trust income may be deposited, nor for the insufficiency of deficiency of any stocks, funds, shares or securities nor for any other loss, unless the same shall happen through their own wilful default or dishonesty respectively.

34.

The Trustees may reimburse themselves and pay and discharge out of the Trust Funds or moneys in their hands all expenses incurred in or about the execution of the said Trust. It is, expressly agreed and declared that the Trustees shall be entitled to be paid their actual expenses, travelling, boarding, lodging and other expenses which may be incurred by them in the performance of their duties as Trustees including for the attendance of trustees meetings.

35.

If any Trustee shall be lawyer, accountant, medical practitioner, architect, engineers or a persons carrying on any other profession vocation or business, he or his firm shall be entitled to charge for his or their professional services including usual profit, costs and charges in spite of the fact that he shall be a Trustee of the said Trust as if he had not been a Trustee.

36.

It is hereby expressly agreed and declared that the Trustees shall have the power by a unanimous resolution in that behalf and if required, after obtaining the previous sanction of a competent Court of law or authority, to modify or terminate the powers and/or provisions hereof found inconsistent with the object and purpose of the trust without however effecting in any way the general object and purpose of the said Trust for utilising the said trust fund and the income thereof for the said purposes only for the benefit of all the beneficiaries subject to clauses 8 and 9 above without distinction of class, creed, religion, community or nationality and TO THE INTENT that the Trust Fund and the Income thereof shall at all times hereafter be utilised only for such purposes and not otherwise.

37.

It is hereby expressly understood that the trustees shall, not be personally liable for any act, deed or thing done in their capacity as trustees for the purposes of the trust and that they shall be indemnified/kept indemnified for any loss, damage or other disability suffered by them as a consequence thereof, out of the trust funds, and that the trust shall bear all costs, damages or losses including the cost of defending a legal action or otherwise that may arrive as a consequence of their action as trustees.

38.

The said Trust shall be and remain irrevocable for all time and the Settlor do hereby also release, relinquish, disclaim, surrender and determine all their rights, title, interest or powers in the said Trust.

39.	The said Trust shall be extinguished if the fulfillment of its purpose becomes impossible by destruction of trust property or otherwise.

IN WITNESS WHEREOF the parties hereto have executed these presents the day and year first hereinabove write.

SIGNED SEALED AND DELIVERED by the above

named Trustees

IN WITNESS WHEREOF the Settlor and Trustees hereto have executed this Deed the day and year first hereinabove written.

    SIGNED AND DELIVERED by Infosys

Limited being the Settlor within named in the presence of

1. ___________________________________

2. ___________________________________

    For Infosys Limited

      A.G.S Manikantha

Company Secretary

SIGNED AND DELIVERED by
Jayesh Dhanvankumar Sanghrajka being Trustee within named in the presence of
1. 2.

SIGNED AND DELIVERED by

Sunil Kumar Dhareshwar being the Trustee

within named in the presence of

1. ________________________________________

2. ________________________________________

SIGNED AND DELIVERED by

Krishnamurthy Shankar being the Trustee

within named in the presence of

1. ________________________________________

2. ________________________________________